Exhibit 99

Granite City Food & Brewery Ltd. Announces Continuing Efforts to Restructure Debt and Leases

MINNEAPOLIS June 5, 2009 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB), a Modern American upscale casual restaurant chain, today announced that it is continuing its efforts to restructure its debt and long-term obligations in what continues to be a challenging operating environment.

Steven J. Wagenheim, Chief Executive Officer of the Company, stated:  “While we are beginning to see positive results from improved operating efficiencies, reductions of expenses and menu pricing strategies, sales have not improved over comparable periods in 2008, further weakening our cash position.  We are continuing to seek ways to improve our debt structure and cash outflow attributable to equipment financing and capital leases.  We are in discussions with various counterparties, including equipment financing lessors and landlords.  To assist us in these efforts, we have engaged the firm of MorrisAnderson, Chicago, Illinois, which has a good track record in helping companies to restructure.  The Company needs to restructure its debt and leases to survive this recession given the challenging operating environment in the casual dining segment.  We believe that tenants throughout the country are seeking and getting relief in the form of forgiveness and reduced rent.  If our landlords don’t work with us and we are not successful in restructuring our debt, we may be in the position of other chains and  forced to curtail or reduce the scale of our operations.  Given that it has been difficult to raise capital in this economic environment, all options are under consideration.”

The Company’s annual meeting of shareholders is scheduled for June 23, 2009 in Minneapolis.

About Granite City

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 26 restaurants in 11 states.  The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.  Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2009; and risks related to our ability to restructure our debt and leases and obtain additional capital for operations; and the risk that we may be required to reduce the scale of our operations if we cannot successfully restructure our debt and leases or raise additional capital.

Contacts:	Steven J. Wagenheim	James G. Gilbertson
	President and Chief Executive Officer	Chief Financial Officer
	(952) 215-0678	(952) 215-0676